Exhibit 10.4
KAYDON CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN
(Amended and Restated Effective October 23, 2008)
1. Establishment of the Plan. Kaydon Corporation (“Corporation”) has adopted this Director Deferred Compensation Plan for Directors (“Plan”) effective January 1, 2001, to provide certain members of the Board of Directors of the Corporation (“Board”) with the opportunity to defer all or a portion of their fees for services as a member of the Board or as a member of any committee of the Board (“Deferred Fees”). The Plan was previously amended and restated effective October 25, 2007, by Board action, in compliance with the provisions of Section 13 hereof, and is hereby amended and restated, effective October 23, 2008, to reflect the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Participation. Any member of the Board who is not an employee of the Corporation or any of its affiliates (“Member”) may participate in the Plan.
3. Plan Year. The Plan Year shall be the 12 consecutive month period beginning on each January 1 and ending on each December 31 (“Plan Year”).
4. Election to Participate. A Member wishing to participate in the Plan must file a complete Notice of Election (Attachment A) with the Corporation during the month prior to the start of the Plan Year. A Notice of Election shall be effective only with respect to fees earned during the following Plan Year. However, any individual who becomes a Member after January 1, 2001, may irrevocably elect to defer fees for the current Plan Year by filing a Notice of Election before rendering any services and within 30 days after appointment to the Board and provided that such Notice of Election shall only be applicable to fees that are attributable to services performed after the date such Notice of Election is filed. Except as set forth in Section 9 below, a Notice of Election may not be modified or terminated after it is filed. A Member must defer at least 25% of his or her total annual fees for Board membership and at least 25% of his or her total annual fees for committee membership.
5. Member Accounts. Deferred Fees shall be credited to a deferred compensation account maintained by the Corporation for each Member (“Account”). Accounts shall remain the general assets of the Corporation, and nothing in this Plan shall be deemed to create a trust or fund of any kind or any fiduciary relationship. A Member shall designate on the Notice of Election whether to have all or any portion of the Account either valued on the basis of Kaydon Corporation common stock in accordance with Section 6 or to be credited with interest in accordance with Section 7. The Corporation may, if necessary or desirable, establish separate Accounts for a Member to properly account for amounts deferred under the different alternatives and years; and all such Accounts are collectively referred to herein as the Account. The Account based on Kaydon Corporation common stock shall be known as the “Common Stock Account” and the interest bearing account shall be known as the “Interest Bearing Account”. A Member may defer a portion of his or her Deferred Fees into each type of account during the same Plan Year.

6. Common Stock Account. If a Member elects to have all or a portion of his or her Deferred Fees deferred into the Common Stock Account, as of the last business day of any quarter there shall be credited to such Account a hypothetical number of shares of Kaydon Corporation common stock (whole and fractional, rounded to the nearest 1/100th of a share) as are equal to (a) the dollar amount of such Deferred Fees payable for such quarter, plus all dividends payable during such quarter on the number of hypothetical shares of common stock previously credited to the Account as of the first day of such calendar quarter, divided by (b) the market value of the Kaydon Corporation common stock at the close of business on the last business day of such calendar quarter.
7. Interest Bearing Account. If a Member elects to have all or a portion of his or her Deferred Fees deferred in the Interest Bearing Account, there shall be added to such Account as of the last business day of each calendar quarter the dollar amount of such Deferred Fees payable for such calendar quarter plus all interest payable on (a) the amount in the Account at the beginning of such calendar quarter plus (b) the Deferred Fees payable for such quarter, at a rate determined by the product of (1) the rate paid for twelve-month certificates of deposit issued by a financial institution designated by the Corporation prior to the beginning of the Plan Year, and (2) a fraction, the numerator of which is the number of days in the calendar quarter and the denominator of which is 365.
8. Time and Method of Payment. A Member may elect, on the Notice of Election for a particular Plan Year, the date that the Member would like to receive payment of the amounts held in his or her Account that relate to Deferred Fees deferred during the Plan Year to which that Notice of Election applies. The date elected may be any January 1st, provided that actual payment may be made as soon as practicable after such date (but not more than thirty (30) days thereafter, as determined by the Corporation in its sole discretion). If no such election is made, then the amounts held in the Account that relate to such Plan Year shall be paid on the January 1st following the Member’s Separation from Service (as defined below) with the Corporation, or as soon as practicable after such date (but not more than thirty (30) days thereafter, as determined by the Corporation in its sole discretion).
Amounts credited to and held in a Member’s Interest Bearing Account under Section 7 and that relate to Deferred Fees deferred during a particular Plan Year shall be distributed in cash, in accordance with the form of payment elected by the Member on the Notice of Election for such Plan Year (lump sum or annual installments of up to ten (10) years, with the first installment being made on the date elected by the Member and later installments on the anniversaries thereof). If no such election is made, then such amount shall be paid in a cash lump sum.

Amounts credited to and held in a Member’s Common Stock Account under Section 6 may, at the election of the Member (to be made no later than thirty (30) days before the date of distribution), be distributed either in a cash lump sum or in fully taxable and freely transferable shares of Kaydon Corporation common stock, provided that no fractional shares of such common stock shall be issued, and any amounts held in such Account that represent a fractional share of common stock shall be paid in a cash lump sum based on the fair market value of the Corporation’s common stock at the close of business on the business day prior to the date of payment to the Member. If the Member elects to receive his or her Common Stock Account value in cash, the amount of the distribution shall be equal to the product of the number of hypothetical shares of common stock credited to the Account as of the end of the calendar quarter prior to the date of distribution multiplied by the fair market value of the Corporation’s common stock at the close of business on the business day prior to the date of payment to the Member. If the Member elects to receive his or her Common Stock Account value in common stock, the Corporation shall cause its stock transfer agent and registrar to issue to the Member that number of shares of Kaydon Corporation common stock equal to the number of hypothetical shares of common stock credited to the Account as of the end of the calendar quarter prior to the date of distribution.
Unless a Member elects to the contrary, upon a Change in Control (as defined in Section 14), but not more than thirty (30) days thereafter, the entire amount credited to a Member’s Account shall be paid in a cash lump sum, based on the valuation as of the date of such Change in Control. Notwithstanding anything herein to the contrary, no payments to which a Member becomes entitled on account of the Member’s Separation from Service shall be paid to the Member prior to the earlier of (i) the expiration of the six-month period measured from the date of the Member’s Separation from Service with the Corporation, or (ii) the date of the Member’s death, if the Member is deemed at the time of such Separation from Service a “Specified Employee” within the meaning of Code Section 409A, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon expiration of the applicable deferral period, all payments deferred pursuant to this Section 8 shall be paid in a lump sum to the Member, without interest, and any remaining payments due under this Plan shall be paid in accordance with the remaining payment dates specified for them herein.
9. Withdrawals upon Unforeseeable Emergency. Upon receipt of a Notice of Unforeseeable Emergency (Attachment B) indicating that a Member has experienced an unforeseeable emergency and the subsequent withdrawal from the Member’s Account as a result of such emergency, the Member’s Notice of Election with respect to any Deferred Fees shall be suspended for the remainder of the taxable year and all such deferrals for that year shall cease. The term “unforeseeable emergency” means: (a) a severe financial hardship resulting from an illness or accident of the Member, or the Member’s spouse, beneficiary under the Plan, or dependents (as defined in Code Section 152); (b) loss of the Member’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. The amount of the withdrawal will be limited to the amount reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution. Distribution may not be made to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Member’s assets (to the extent such liquidation would not cause severe financial hardship), and must take into account any additional compensation that is available from the cessation of deferrals under the Plan. The Corporation may reasonably rely on the representation of a Member regarding the availability of other financial resources.

10. Designation of Beneficiary. Each Member may file a Beneficiary Designation (Attachment C) naming one or more beneficiaries to whom payment shall be made in the event of the Member’s death, provided that the form of payment does not differ between beneficiaries. A beneficiary designation will be effective only if it is filed with the Corporation during the Member’s lifetime, and the latest beneficiary designation on file shall supersede all other beneficiary designations. If a primary beneficiary or a contingent beneficiary survives the Member but dies before receiving all amounts due hereunder, the unpaid Account balance due to the beneficiary shall be paid in accordance with the Member’s Notice of Election to the deceased beneficiary’s estate. If a primary beneficiary predeceases the Member, then the beneficiary’s share shall be distributed to the remaining primary beneficiaries on a pro rata basis. If all the primary beneficiaries predecease the Member, the Member’s Account shall be paid to the contingent beneficiary(ies). If a contingent beneficiary predeceases the Member, then the beneficiary’s share shall be distributed to the remaining secondary beneficiaries on a pro rata basis. If a Member fails to designate a beneficiary, or if all designated beneficiaries shall predeceased the Member, the unpaid Account balance at the time of the Member’s death shall be paid in one cash lump sum to the Member’s estate.
11. Nonalienation of Benefits. Neither a Member nor any designated beneficiary shall have any right to alienate, assign, or encumber any amount that is or may be payable hereunder, or any right or interest that may be deemed to exist hereunder. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
12. Administration. Full power and authority to construe, interpret, and administer the Plan shall be vested in the Corporation. Decisions of the Corporation shall be final, conclusive, and binding upon all parties.
13. Amendment and Termination. The Board may amend or terminate this Plan at any time, provided, however, the Board complies with the following requirements of Code Section 409A:
(a) No payments made in connection with the termination of the Plan shall occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;
(b) All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;
(c) The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date of the portion of the Plan which has been terminated; and
(d) The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidation. Notwithstanding the foregoing, any amendment or termination of this Plan shall not affect the rights of participants or beneficiaries to the amounts in each Account at the time of such amendment or termination.

14. Definitions. Wherever used herein, the following terms shall have their respective meanings set forth below:
“Change in Control” means the occurrence of any of the following events:
(a) 50% Stock. The acquisition, by a person or Persons Acting as a Group, of stock of the Corporation that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Corporation;
(b) 35% Stock. The acquisition, by a person or Persons Acting as a Group, of ownership of stock of the Corporation that constitutes 35% or more of the total voting power of Corporation’s stock in a single transaction or within a twelve month period ending with the most recent acquisition;
(c) Directors. The majority of members of the Board being replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election;
(d) Assets. The acquisition, by a person or Persons Acting as a Group, of the Corporation’s assets that have a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of Corporation’s assets in a single transaction or within a twelve month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
(e) Merger. A reorganization, merger or consolidation of the Corporation, the substantive effect of which is a Change in Control under any of subsections (a), (b), (c) or (d) above, unless with or into a Permitted Successor.
“Continuing Directors” are the individuals constituting the Board as of the date this Amended and Restated Plan was adopted by the Board and any subsequent directors whose election or nomination for election by the Corporation’s stockholders was approved by a vote of two-thirds of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

“Disability” means the Non-Employee Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation. To the extent required hereunder, the determination of Disability shall be made by a medical board certified physician selected by the Corporation and acceptable to the Non-Employee Director (or the Non-Employee Director’s legal representative, if one has been appointed), provided such agreement as to acceptability shall not be unreasonably withheld.
“Employee Benefit Plan” means any plan or program established by the Corporation or a Subsidiary for the compensation or benefit of employees of the Corporation or any of its Subsidiaries.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Holder” means any Person who at the time this Amended and Restated Plan was adopted by the Board was the beneficial owner of 20% or more of the outstanding common stock of the Corporation; or the Corporation, a Subsidiary or any Employee Benefit Plan of the Corporation or a Subsidiary or any trust holding such common stock or other securities pursuant to the terms of an Employee Benefit Plan.
“Permitted Successor” means a corporation which, immediately following the consummation of a transaction specified in the definition of “Change in Control” above, satisfies each of the following criteria:
(a) Stock. Sixty percent (or fifty percent in the case of a transaction that is an asset sale) or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Corporation’s outstanding common stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction;
(b) Limitation. No Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the corporation, any subsidiary of the corporation and any Employee Benefit Plan of the corporation or any such subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such Employee Benefit Plan); and
(c) Board. At least a majority of the board of directors is comprised of Continuing Directors.
“Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

“Persons Acting as a Group” means owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the sane corporation at the same time.
“Separation from Service” means the Member’s termination of membership on the Board, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). A Member shall be considered to have experienced a termination of membership on the Board when the facts and circumstances indicate that the Member and the Corporation reasonably anticipate that either (i) no further services will be performed for the Corporation after a certain date, or (ii) that the level of bona fide services the Member will perform for the Corporation after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by such Member over the immediately preceding 36-month period (or the full period of services to the Corporation if the Member has been providing services to the Corporation for less than 36 months). If a Member is on military leave, sick leave, or other bona fide leave of absence, the Member’s membership on the Board shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Member retains the right to continue the Member’s membership on the Board under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Member does not retain a right to continue the Member’s membership on the Board under an applicable statute or by contract, the membership on the Board shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Member will return to perform services for the Corporation.
“Specified Employee” means a service provider who, at any time during the 12-month period ending on December 31 of each year (the “Identification Date”), is an:
(a) Officer. An officer of the Corporation (or any related entity) with annual compensation greater than $150,000 in 2008 (as adjusted for future years as provided in Section 416 of the Code);
(b) Five Percent Owner. A 5-percent owner of the Corporation (or any related entity); or
(c) One Percent Owner. A 1-percent owner of the Corporation (or any related entity) with annual compensation greater than $150,000, in each case, to the extent that the Corporation was publicly traded on the date of the service provider’s Separation from Service. Such a service provider is a Specified Employee for the 12- month period beginning the first April 1 following the Identification Date and ending on March 31 of the following year.

“Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Corporation or by one or more Subsidiaries of the Corporation.
15. Law Governing. The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Michigan.

KAYDON CORPORATION
By:	/s/ Debra K. Crane
Its: Vice President and General Counsel
Amended and Restated Effective: October 23, 2008

ATTACHMENT A
NOTICE OF ELECTION
KAYDON CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN (“PLAN”)
I elect to participate in the Plan for the year beginning January 1, 20     , and ending December 31, 20    , as follows:
I. Amount of Deferred Fees
I elect to defer the following percentages of my fees for year 20    . (Check one box in each column):

Board of Directors Fees		Committee Fees
☐	25%	☐	25%
☐	50%	☐	50%
☐	75%	☐	75%
☐	100%	☐	100%
I understand that this election is effective only for fees earned during the year above, and that it may not be changed or revoked.
II. Valuation of Account
I elect to have the year 20_____  deferred fees in my Account valued as follows:

☐	25%	☐	50%	☐	75%	☐	100%	as invested in the Common Stock Account and valued based on the value of Kaydon Corporation Common Stock

☐	25%	☐	50%	☐	75%	☐	100%	as invested in the Interest Bearing Account and valued based on the rate paid for 12-month certificates of deposit issued by a financial institution designated by Kaydon Corporation on the preceding January 1
III. Time of Payment
I elect to receive, or begin to receive, my year 20 _____  deferred fees on (Check one and complete as indicated):

☐	January 1, 20 _____; or

☐	January 1 after my Board membership terminates due to resignation, retirement or removal

NOTE: Payment may be made at any time during the 30 day period beginning on the date indicated above, as determined by Kaydon Corporation in its sole discretion.

IV. Form of Payment
My year 20    deferred fees credited to the Common Stock Account will be paid in the form of fully taxable and freely transferable shares of Kaydon Corporation Common Stock (subject to my election to receive a cash lump sum in lieu of shares, to be made no later than 30 days before the date of distribution).
I elect to have my year 20    deferred fees invested in the Interest Bearing Account to be paid as follows (Check one and complete as indicated):

☐	Lump sum; or

☐	Annual installments for years (cannot be greater than 10 years), with the first installment being made on the date indicated above and later installments on the anniversaries thereof.
V. Acknowledgement and Signature
I acknowledge that deferred fees remain the property of Kaydon Corporation. I have read the Plan document and I understand that it alone governs all aspects of the administration of deferred fees.

Dated: , 20_____

Witness	Signature of Director
VI. Acceptance
Accepted on                                         , 20    , by Kaydon Corporation.

By:

ATTACHMENT B
NOTICE OF UNFORESEEABLE EMERGENCY
KAYDON CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN (“PLAN”)
TO: Kaydon Corporation
I have experienced the “unforeseeable emergency” described below and I request that you authorize the action requested below.
I.
Description of Unforeseeable Emergency: (Describe the time and nature of your emergency and the reason why the action requested is necessary to alleviate your severe financial hardship. Use attachments if necessary).

II.	Action Requested. (Choose either or both and complete as indicated).
☐ Immediate cessation of deferrals (NOTE: this may be required)

☐ Payment(s) from my Account as follows (enter time and amount):

Date	Signature of Director
(Do not write below this line)

TO:

DATE:

Your above request(s) is/are:      ☐ DENIED;       ☐ APPROVED, subject to the following:

KAYDON CORPORATION

By:

Its:

ATTACHMENT C
BENEFICIARY DESIGNATION
KAYDON CORPORATION DIRECTOR DEFERRED COMPENSATION PLAN (“PLAN”)
This is the only form of Beneficiary Designation which will be recognized under the Plan. This designation, when validly signed, dated and witnessed, will control over any contrary designation in any will, trust, agreement, or other instrument, whether executed before or after this form.

Director’s Name:	Date of Birth:

Social Security No:	Home Telephone:

Street Address:

City and State:	Zip:

Subject to the conditions below, I wish to revoke any previous Beneficiary Designation of mine and to direct that, upon my death, any amount payable on my behalf under the terms of the Plan shall be paid in a cash lump sum to the Beneficiary(ies) designated below according to the indicated percentages:
I. PRIMARY BENEFICIARY OR BENEFICIARIES

Percentage (must
Name	Relationship	Address	Soe. Sec. No.	Date of Birth	total 100%)
If any one or more of the above-named Primary Beneficiaries is deceased or not in existence at the time of my death, then each such Beneficiary’s share shall be distributed to the remaining Primary Beneficiaries on a pro rata basis. If none of the Primary Beneficiaries is living or in existence at the time of my death, then any amount payable from the Plan on my behalf shall be paid to the Contingent Beneficiary or Beneficiaries named below. If a Primary Beneficiary survives me but dies before his or her entire share is distributed, then any remaining balance shall be distributed to the estate of the Primary Beneficiary.

II. CONTINGENT BENEFICIARY OR BENEFICIARIES

Percentage (must
Name	Relationship	Address	Soc. Sec. No.	Date of Birth	total 100%)

*	If Beneficiary is a trust or estate, specify fiduciary name, address, tax I.D. number, if any, and date of trust, if applicable.
If one or more of the above-named Contingent Beneficiaries is deceased or not in existence at the time of death, then each such Beneficiary’s share shall be distributed to the remaining Contingent Beneficiaries on a pro rata basis. If none of the Contingent Beneficiaries is living or in existence at the time of my death, then any amount payable from the Plan on my behalf shall be paid in a cash lump sum to my estate. If a Contingent Beneficiary survives me, but dies before his or her entire share is distributed, then any remaining balance shall be distributed to the estate of the Contingent Beneficiary.
III. TERMS AND CONDITIONS
1. This designation is subject to all the terms and conditions of the Plan and shall be effective only if received prior to the date of my death by the Plan Administrator. If it is not received prior to the date of my death, my interest in the Plan shall be paid to my estate.
2. This designation shall be effective with respect to my entire interest, if any, under the Plan remaining unpaid to me or to any Beneficiary at my death or the beneficiary’s death, as applicable.
3. If a Beneficiary does not survive me or the prior Beneficiary, as applicable, for thirty or more days, the Beneficiary will be presumed to have predeceased me or the prior Beneficiary, as applicable.
4. This designation shall be governed by Michigan law, regardless of my current residence, my residence at the date of my death, the residence of any Beneficiary, or the location of the Plan trustee or of the Plan assets.
IV. DIRECTOR’S SIGNATURE

Date

Signature of Witness (other than a Beneficiary)	Address of Witness
V.	RECEIVED ON BEHALF OF THE PLAN BY:
                          on, 20               .

*	If Beneficiary is a trust or estate, specify fiduciary name, address, tax I.D. number, if any, and date of trust, if applicable.

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